Exhibit 10.1

STRICTLY CONFIDENTIAL

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $1,600,000 (as set forth on the Schedule of Borrowings attached hereto)	January 31, 2022

New York, New York

Tech and Energy Transition Corporation, a Delaware corporation (the “Maker”), promises to pay Tech and Energy Transition Sponsor LLC or its registered assigns or successors in interest (the “Payee”), the principal sum of One Million Six Hundred Thousand Dollars ($1,600,000) or such lesser amount as shall have been advanced by Payee to Maker and shall remain unpaid under this Note (as set forth on the Schedule of Borrowings attached hereto) on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The entire unpaid principal balance of the Note shall be payable on the earlier of: (i) the date on which the Maker consummates an initial business combination (the “Business Combination”) or (ii) the second anniversary of the completion of the Maker’s initial public offering of its securities (the “IPO”) (such earlier date, the “Maturity Date”). The principal balance may be prepaid without penalty at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2.	Drawdown Requests. Maker and Payee agree that Maker may request, from time to time, up to One Million Six Hundred Thousand Dollars ($1,600,000) in aggregate draw downs under this Note to be used for costs and expenses related to the consummation of the Business Combination. One Million ($1,000,000) of such amount shall be advanced on the date hereof (the “Initial Advance”), and the remaining principal amount of this Note may be drawn down from time to time prior to the Maturity Date upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Fifteen Thousand Dollars ($15,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than three (3) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns to be made under this Note (including the Initial Advance) may not exceed One Million Six Hundred Thousand Dollars ($1,600,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

3.	Interest. No interest shall accrue on the unpaid principal balance of this Note.

4.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.	Events of Default. The following shall constitute an event of default (“Event of Default”) under this Note:

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)	Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 5(b) or 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.	Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party with confirmation of receipt or (ii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party with confirmation of receipt. Any notice or other communication so transmitted shall be deemed to have been given on the business day following receipt of written confirmation from such party that such notice, statement or other document has been received.

10.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in which the proceeds of the IPO completed by the Maker (including the deferred underwriting discounts and commissions) and the proceeds of the sale of the units and warrants issued in a private placement, that occurred prior to the effectiveness of the IPO have been deposited, as described in greater detail in the final prospectus (collectively, the “Prospectus”) filed by the Maker with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

13.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

15.	Conversion into Maker’s Securities. Notwithstanding anything herein to the contrary, Payee, at its sole discretion, may at any time convert any amounts due under this Note into the warrants (each, a “Warrant”) to purchase the Maker’s Class A common stock, par value $0.0001 per share, on terms identical to the private placement warrants as described in the Prospectus. The Warrants may be converted at a conversion price equal to $1.50 of the unpaid principal balance of this Note per Warrant.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

TECH AND ENERGY TRANSITION CORPORATION

By:	/s/ John Spirtos
	Name:	John Spirtos
	Title:	Chief Executive Officer

/s/ Andrew Ancone
	Name:	Andrew Ancone
	Title:	Chief Financial Officer

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